Exhibit 99.2

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma combined financial statements have been prepared to give effect to the reverse-merger and recapitalization pursuant to the Share Exchange Agreement and the adjustments described in the notes to the unaudited pro forma combined financial statements. IZEA, Inc. is the acquirer for financial reporting purposes and Rapid Holdings, Inc. is the acquired company. The pro forma information is based upon the historical audited financial statements of Rapid Holdings, Inc. for the period from inception (March 22, 2010) through May 31, 2010 and IZEA, Inc for the year ended December 31, 2010  and the adjustments have been made solely for purposes of developing such pro forma information.

RAPID HOLDINGS, INC.
UNAUDITED PRO FORMA COMBINED BALANCE SHEET

	Rapid Holdings, Inc	IZEA Holdings, Inc.		Pro Forma
	May 31, 2010	December 31, 2010	Notes	Adjustments	Pro Forma

Assets

Current:
Cash and cash equivalents	$40,890	$1,503,105		$-	$1,543,995
Accounts receivable	-	391,114		-	391,114
Other receivables	-	39,105		-	39,105
Prepaid expenses	-	24,568		-	24,568

Total current assets	40,890	1,957,892		-	1,998,782

Property and equipment, net	-	140,918		-	140,918

Other assets:
Loan costs	-	3,795		-	3,795
Security deposits	-	8,340		-	8,340
					-
	$40,890	$2,110,945		$-	$2,151,835

Liabilities and Stockholders’ Equity (Deficit)

Current liabilities:
Accounts payable	$-	$633,506		$-	$633,506
Related party payable	-	3,358		-	3,358
Accrued expenses	1,275	81,014		-	82,289
Unearned revenue	-	1,097,466		-	1,097,466
Current portion of notes payable	-	351,568		-	351,568
					-
Total current liabilities	1,275	2,166,912		-	2,168,187
					-
Notes payable, less current portion	-	10,569		-	10,569
Deferred rent	-	9,220		-	9,220
					-
Total liabilities	1,275	2,186,701		-	2,187,976

Stockholders’ equity (deficit)
Preferred Stock	-	1,380	(3)	(1,380)	-
Common Stock	282	100	(1)	4,024	3,500
			(2)	(3056)
			(3)	(100)
			(4)	2,250
Additional paid-in capital	40,743	14,074,956	(1)	(4,024)	14,112,551
			(2)	3,056
			(3)	1,480
			(4)	(2,250)
			(5)	(1,410)
Accumulated deficit	(1,410)	(14,152,192)	(5)	1,410	(14,152,192)
					-
Total stockholders’ equity (deficit)	39,615	(75,756)		-	(36,141)
					-
	$40,890	$2,110,945		$-	$2,151,835

RAPID HOLDINGS INC.
UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

	Rapid Holdings	IZEA Holdings, Inc.
	Period from inception (March 22, 2010) through May 31, 2010	Year Ended December 31, 2010	Notes	Pro Forma Adjustments	Pro Forma

Revenue	$-	$3,821,538		$-	$3,821,538

Cost of sales	-	1,819,031		-	1,819,031

Gross profit	-	2,002,507		-	2,002,507

Operating expenses:
General and administrative	1,410	3,048,221		-	3,049,631
Sales and marketing	-	766,946		-	766,946
Licenses and subscriptions	-	270,480		-	270,480

Total operating expenses	1,410	4,085,647		-	4,087,057

Loss from operations	(1,410)	(2,083,140)		-	(2,084,550)

Other income (expense):
Interest income	-	133		-	133
Interest expense	-	(74,644)		-	(74,644)
Other income (expense), net	-	(108)		-	(108)

Total other income (expense)	-	(74,619)		-	(74,619)

Net loss	$(1,410)	$(2,157,759)		$-	$(2,159,169)

Notes to Pro Forma Combined Financial Statements
(1)	Issuance of 40,244,337 common shares to Rapid Holdings, Inc. shareholders on May 11, 2011 pursuant to a 15.28117-for-one forward split of outstanding common stock
(2)	Cancellation of 30,562,337 shares of common stock held by Rapid Holdings, Inc. shareholders on May 12, 2011 pursuant to the Conveyance Agreement and Stock Purchase Agreement
(3)	Elimination of common and preferred stock of Izea Holdings, Inc. pursuant to Share Exchange Agreement
(4)	Issuance of 22,500,000 shares of common stock to Izea Holdings, Inc. shareholders pursuant to Share Exchange Agreement
(5)	Elimination of accumulated deficit of Rapid Holdings, Inc. related to reverse merger and recapitalization pursuant to Share Exchange Agreement